Exhibit 5.1

[HOGAN & HARTSON L.L.P. LETTERHEAD]

April 2, 2002

Board of Directors
Sunrise Assisted Living, Inc.
7902 Westpark Drive
McLean, Virginia 22102

Ladies and Gentlemen:

     We are acting as counsel to Sunrise Assisted Living, Inc., a Delaware corporation (the “Company”), in connection with the Company’s registration statement on Form S-3 (the “Registration Statement”) to be filed with the Securities and Exchange Commission relating to resales of up to $125,000,000 aggregate principal amount of the Company’s 5 1/4% Convertible Subordinated Notes due February 1, 2009 (the “Notes”) and 3,487,724 shares of the Company’s common stock, $.01 par value per share, issuable upon conversion (the “Shares”) of the Notes in accordance with the terms of that certain Indenture, dated January 30, 2002 (the “Indenture”), between the Company and First Union National Bank, as Trustee (the “Trustee”). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement

     For purposes of this opinion letter, we have examined copies of the following documents:

1.	Executed copy of the Registration Statement.

2.	Executed copy of the Indenture.

3.	Executed copy of the global certificate representing the Notes (the “Global Notes”).

4.	The Restated Certificate of Incorporation of the Company, as amended (the “Certificate of Incorporation”), as certified by the

Board of Directors
April 2, 2002

Assistant Secretary of the Company on the date hereof as being complete, accurate and in effect.

5.	The Amended and Restated Bylaws of the Company, as amended (the “Bylaws”), as certified by the Assistant Secretary of the Company on the date hereof as being complete, accurate and in effect.

6.	Certain resolutions of the Board of Directors of the Company adopted by unanimous consent dated January 9, 2002, and of the Pricing Committee of the Board of Directors of the Company adopted at a meeting held on January 24, 2002, relating to, among other things, authorization of the Purchase Agreement, the Indenture, the Notes, the Registration Rights Agreement and arrangements in connection therewith, as certified by the Assistant Secretary of the Company on the date hereof as being complete, accurate and in effect.

7.	Compliance letter of the Trustee, dated January 30, 2002, to the effect that the Global Notes have been duly authenticated in accordance with the terms of the Indenture.

     In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). This opinion letter is given, and all statements herein are made, in the context of the foregoing.

     For the purposes of this opinion letter, we have assumed that (i) the Trustee has all requisite power and authority under all applicable laws, regulations and governing documents to execute, deliver and perform its obligations under the Indenture, (ii) the Trustee has duly authorized, executed and delivered the Indenture, (iii) the Trustee is validly existing and in good standing in all necessary jurisdictions, (iv) the Indenture constitutes a valid and binding obligation, enforceable against the Trustee in accordance with its terms, and (v) there has been no material mutual mistake of fact or misunderstanding or fraud, duress or undue influence, in connection with the negotiation, execution or delivery of the Indenture.

Board of Directors
April 2, 2002

     This opinion letter is based as to matters of law solely on (i) the Delaware General Corporation Law, as amended, and (ii) New York contract law (but not including any statutes, ordinances, administrative decisions, rules or regulations of any political subdivision of the State of New York). We express no opinion herein as to any other laws, statutes, ordinances, rules or regulations. As used herein, the term “Delaware General Corporation Law, as amended,” includes the statutory provisions contained therein, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws.

     Based upon, subject to and limited by the foregoing, we are of the opinion that:

     (A)  The Notes have been duly authorized by the Company and constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms.

     (B)  The Shares are duly authorized and, when issued pursuant to conversion of the Notes in accordance with the terms of the Notes and the Indenture, will be validly issued, fully paid and nonassessable.

     The opinion expressed in Paragraph (A) above (i) is subject to the exception that enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights (including, without limitation, the effect of statutory and other law regarding fraudulent conveyances, fraudulent transfer and preferential transfers), and (b) the exercise of judicial discretion and the application of principles of equity including, without limitation, requirements of good faith, fair dealing, reasonableness, conscionability and materiality (regardless of whether such agreement is considered in a proceeding in equity or at law) and (ii) shall be understood to mean only that if there is a default in performance of an obligation, (a) if a failure to pay or other damage can be shown and (b) if the defaulting party can be brought into a court which will hear the case and apply the governing law, then, subject to the availability of defenses, and to the exceptions set forth in the immediately preceding clause (i), the court will provide a money damage (or perhaps an injunctive or specific performance) remedy.

     This opinion letter has been prepared for your use in connection with the Registration Statement and speaks as of the date hereof. We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion letter.

Board of Directors
April 2, 2002

     We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Hogan & Hartson L.L.P.

HOGAN & HARTSON L.L.P.